UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ESS TECH, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

26440 SW Parkway Ave, Bldg. 83
Wilsonville, Oregon 97070
(855) 423-9920
April 15, 2026
Dear Fellow Stockholders:
We are pleased to invite you to attend the annual meeting of stockholders of ESS Tech, Inc. (“ESS” or the “Company”), to be held on May 29, 2026 at 8:00 a.m., Pacific time. The annual meeting will be conducted virtually via live audio webcast. You will be able to attend the annual meeting virtually by visiting www.virtualshareholdermeeting.com/GWH2026, where you will be able to listen to the meeting live, submit questions and vote online.
The attached formal meeting notice and proxy statement contain details of the business to be conducted at the annual meeting.
Your vote is important. Whether or not you attend the virtual annual meeting, it is important that your shares be represented and voted at the annual meeting. Therefore, we urge you to vote and submit your proxy promptly via the Internet, telephone or mail.
On behalf of our board of directors, we would like to express our appreciation for your continued support of and interest in ESS.
Sincerely,
Harry F. Quarls
Chairman of the Board
-i-

26440 SW Parkway Ave, Bldg. 83
Wilsonville, Oregon 97070
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	8:00 a.m., Pacific time, on Friday, May 29, 2026.
Place
The annual meeting will be conducted virtually via live audio webcast. You will be able to attend the annual meeting virtually by visiting www.virtualshareholdermeeting.com/GWH2026, where you will be able to listen to the meeting live, submit questions and vote online during the meeting.

Items of Business
1.To elect two Class II directors to hold office until our 2029 annual meeting of stockholders and until their respective successors are elected and qualified.
2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026.
3. To conduct an advisory vote to approve the compensation of our named executive officers.
4. To conduct an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers.
5. To transact other business that may properly come before the annual meeting or any adjournments or postponements thereof.

Record Date	Only stockholders of record as of April 6, 2026 are entitled to notice of and to vote at the annual meeting.
Availability of Proxy Materials
Our proxy statement, notice of annual meeting, form of proxy and our annual report, is first being sent or given on or about April 15, 2026 to all stockholders entitled to vote at the annual meeting.
The proxy materials and our annual report will also be accessible on or about April 15, 2026 at https://investors.essinc.com.

Voting	Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to submit your proxy or voting instructions via the Internet, telephone or mail as soon as possible.

By order of the board of directors,

Drew Buckley
Chief Executive Officer
Wilsonville, Oregon
April 15, 2026
-ii-

-iii-

OTHER MATTERS	39
Stockholder Proposals or Director Nominations for 2027 Annual Meeting	39
Availability of Bylaws	39
Delinquent Section 16(a) Reports	39
2025 Annual Report	40

-iv-

REVERSE STOCK SPLIT
All share-based amounts, including warrants, restricted stock units and options, herein are reported on a retroactively adjusted basis to reflect the reverse stock split of all shares of our common stock that were issued and outstanding at a ratio of 1-for-15 that became effective as of 4:01 p.m., Eastern Time, on August 23, 2024.

-v-

ESS TECH, INC.
PROXY STATEMENT
FOR 2026 ANNUAL MEETING OF STOCKHOLDERS
To be held at 8:00 a.m., Pacific time, on Friday, May 29, 2026
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING
Why am I receiving these materials?
This proxy statement and the form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2026 annual meeting of stockholders of ESS Tech, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof. The annual meeting will be held on Friday, May 29, 2026 at 8:00 a.m., Pacific time. The annual meeting will be conducted virtually via live audio webcast. You will be able to attend the annual meeting virtually by visiting www.virtualshareholdermeeting.com/GWH2026, where you will be able to listen to the meeting live, submit questions and vote online during the meeting.
This proxy statement, the accompanying notice of annual meeting and form of proxy, and our annual report, is expected to first be sent or given on or about April 15, 2026 to all stockholders of record as of April 6, 2026. The proxy materials and our annual report can also be accessed on or about April 15, 2026 at https://investors.essinc.com.
What proposals will be voted on at the annual meeting?
The following proposals will be voted on at the annual meeting:
•the election of two Class II directors to hold office until our 2029 annual meeting of stockholders and until their respective successors are elected and qualified;
•the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026;
•an advisory vote to approve the compensation of our named executive officers;
•an advisory vote to approve the frequency of future advisory votes on the compensation of our named executive officers; and
•any other business as may properly come before the annual meeting.
As of the date of this proxy statement, our management and board of directors were not aware of any other matters to be presented at the annual meeting.
How does the board of directors recommend that I vote on these proposals?
Our board of directors recommends that you vote your shares:
•“FOR” the election of the Class II director nominees named in this proxy statement;
•“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026;
•“FOR” the approval, on an advisory basis, of the compensation of our named executive officers; and
•Every “ONE YEAR” for the frequency of future stockholder advisory votes on the compensation of our named executive officers.

Who is entitled to vote at the annual meeting?
Holders of our common stock as of the close of business on April 6, 2026, the record date for the annual meeting, may vote at the annual meeting. As of the record date, there were 27,922,991 shares of our common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the annual meeting. Stockholders are not permitted to cumulate votes with respect to the election of directors.
Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Computershare Inc., then you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you at our instruction. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote on your own behalf at the annual meeting. Throughout this proxy statement, we refer to these holders as “stockholders of record.”
Street Name Stockholders. If your shares are held in a brokerage account or by a broker, bank or other nominee, then you are considered the beneficial owner of shares held in street name, and this proxy statement was forwarded to you by or sent to you at the instruction of your broker, bank or other nominee, which is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in your account by following the instructions that your broker, bank or other nominee sent to you. Throughout this proxy statement, we refer to these holders as “street name stockholders.”
Is there a list of registered stockholders entitled to vote at the annual meeting?
A list of registered stockholders entitled to vote at the annual meeting will be made available for examination by any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting during regular business hours at our principal executive offices located at 26440 SW Parkway Ave, Bldg. 83, Wilsonville, Oregon 97070 by contacting our corporate secretary. The list of registered stockholders entitled to vote at the annual meeting will also be available online during the annual meeting at www.virtualshareholdermeeting.com/GWH2026, for those stockholders attending the annual meeting.
How many votes are needed for approval of each proposal?
•Proposal No. 1: Each director is elected by a plurality of the voting power of the shares present in person (including virtually) or represented by proxy at the annual meeting and entitled to vote on the election of directors. A plurality means that the nominees with the largest number of FOR votes are elected as directors. You may (1) vote FOR the election of the director nominees named herein or (2) WITHHOLD authority to vote for such nominees. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR the nominees, whether as a result of choosing to WITHHOLD authority to vote or a broker non-vote, will have no effect on the outcome of the election.
•Proposal No. 2: The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026 requires the affirmative vote of a majority of the voting power of the shares cast. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum. However, abstentions are not considered votes cast for or against a proposal, and thus will have no effect on the outcome of the vote on this proposal. Because this is a routine proposal, we do not expect any broker non-votes on this proposal.
•Proposal No. 3: The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares cast. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum. However, abstentions are not considered votes cast for or against a proposal and thus will have no effect on the outcome of the vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal.
•Proposal No. 4: The approval, on an advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares cast. The frequency receiving the greatest number of votes cast by stockholders will be considered the advisory vote of our stockholders. You may vote to hold such advisory votes every “ONE YEAR,” “TWO

YEARS” or “THREE YEARS,” or you may ABSTAIN. Abstentions will be counted for purposes of determining the presence or absence of a quorum. However, abstentions are not considered votes cast for or against a proposal and thus will have no effect on the outcome of the vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal.
What is the quorum requirement for the annual meeting?
A quorum is the minimum number of shares required to be present or represented at the annual meeting for the meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person (including virtually) or by proxy, of a majority of the voting power of our capital stock issued and outstanding and entitled to vote will constitute a quorum to transact business at the annual meeting. Abstentions, choosing to withhold authority to vote and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. If there is no quorum, the chairperson of the meeting may adjourn the meeting to another time or place.
How do I vote and what are the voting deadlines?
Stockholder of Record. If you are a stockholder of record, you may vote in one of the following ways:
•by Internet at www.proxyvote.com, 24 hours a day, 7 days a week, until 11:59 p.m., Eastern time, on May 28, 2026 (have your Notice of Internet Availability or proxy card in hand when you visit the website);
•by toll-free telephone at 1-800-690-6903, 24 hours a day, 7 days a week, until 11:59 a.m., Eastern time, on May 28, 2026 (have your Notice of Internet Availability or proxy card in hand when you call);
•by completing, signing and mailing your proxy card, which must be received prior to the annual meeting; or
•by attending the annual meeting virtually by visiting www.virtualshareholdermeeting.com/GWH2026, where you may vote during the meeting (have your Notice of Internet Availability or proxy card in hand when you visit the website).
Street Name Stockholders. If you are a street name stockholder, then you will receive voting instructions from your broker, bank or other nominee. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee. We therefore recommend that you follow the voting instructions in the materials you receive. If your voting instruction form or notice of internet availability of proxy materials indicates that you may vote your shares through the proxyvote.com website, then you may vote those shares at the annual meeting with the control number indicated on that voting instruction form or notice of internet availability of proxy materials. Otherwise, you may not vote your shares at the annual meeting unless you obtain a legal proxy from your broker, bank or other nominee.
What if I do not specify how my shares are to be voted or fail to provide timely directions to my broker, bank or other nominee?
Stockholder of Record. If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:
•“FOR” the election of the Class II director nominees named in this proxy statement;
•“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026;
•“FOR” the approval, on an advisory basis, of the compensation of our named executive officers; and
•Every “ONE YEAR” for the frequency of future stockholder advisory votes on the compensation of our named executive officers.
In addition, if any other matters are properly brought before the annual meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Street Name Stockholders. Brokers, banks and other nominees holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole routine matter: the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026. Your broker, bank or other nominee will not have discretion to vote on any other proposals, which are considered non-routine matters, absent direction from you. In the event that your broker, bank or other nominee votes your shares on our sole routine matter, but is not able to vote your shares on the non-routine matters, then those shares will be treated as broker non-votes with respect to the non-routine proposals. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your shares are counted on each of the proposals.
Can I change my vote or revoke my proxy?
Stockholder of Record. If you are a stockholder of record, you can change your vote or revoke your proxy before the annual meeting by:
•entering a new vote by Internet or telephone (subject to the applicable deadlines for each method as set forth above);
•completing and returning a later-dated proxy card, which must be received prior to the annual meeting;
•delivering a written notice of revocation to our corporate secretary at ESS Tech, Inc., 26440 SW Parkway Ave, Bldg. 83, Wilsonville, Oregon 97070, Attention: Corporate Secretary, which must be received prior to the annual meeting; or
•attending and voting at the annual meeting (although attendance at the annual meeting will not, by itself, revoke a proxy).
Street Name Stockholders. If you are a street name stockholder, then your broker, bank or other nominee can provide you with instructions on how to change or revoke your proxy.
What do I need to do to attend the annual meeting?
We will be hosting the annual meeting via live audio webcast only.
Stockholder of Record. If you were a stockholder of record as of the record date, then you may attend the annual meeting virtually, and will be able to submit your questions during the meeting and vote your shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/GWH2026. To attend and participate in the annual meeting, you will need the control number included on your Notice of Internet Availability or proxy card. The annual meeting live audio webcast will begin promptly at 8:00 a.m., Pacific time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 7:00 a.m., Pacific time, and you should allow ample time for the check-in procedures.
Street Name Stockholders. If you were a street name stockholder as of the record date and your voting instruction form or notice of internet availability of proxy materials indicates that you may vote your shares through the proxyvote.com website, then you may access and participate in the annual meeting with the control number indicated on that voting instruction form or notice of internet availability of proxy materials. Otherwise, street name stockholders should contact their bank, broker or other nominee and obtain a legal proxy in order to be able to attend and participate in the annual meeting.
How can I get help if I have trouble checking in or listening to the annual meeting online?
If you encounter difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting log-in page.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. Drew Buckley, our Chief Executive Officer, Kelly F. Goodman, our Chief Strategy Officer, and Kate Suhadolnik, our Chief Financial Officer, have been designated as proxy holders for the annual meeting by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the annual meeting in accordance with the instructions of the stockholder. If the proxy is dated and signed, but no specific instructions are given the shares will be voted in accordance with the recommendations of our board of directors on the proposals as described above. If any other matters are properly brought before the annual meeting, then the proxy holders will use their own judgment to determine how to vote your shares. If the annual meeting is postponed or adjourned, then the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.
Who will count the votes?
A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of election.
How can I contact ESS’ transfer agent?
You may contact our transfer agent, Computershare Inc., by telephone at 1-800-736-3001 (U.S.) or 1-781-575-3100 (non-U.S.), by chat at https://www-us.computershare.com/Investor/#Contact/Enquiry, or by writing Computershare Inc., at 150 Royall Street, Canton, MA 02021, c/o Shareholder Services. You may also access instructions with respect to certain stockholder matters (e.g., change of address) via the Internet at https://www-us.computershare.com/Investor/#Home.
How are proxies solicited for the annual meeting and who is paying for such solicitation?
Our board of directors is soliciting proxies for use at the annual meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communications or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation.
Where can I find the voting results of the annual meeting?
We will disclose voting results on a Current Report on Form 8-K that we will file with the U.S. Securities and Exchange Commission, or SEC, within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.
Why did I receive a Notice of Internet Availability instead of a full set of proxy materials?
In accordance with the rules of the SEC we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability instead of a paper copy of the proxy materials. The Notice of Internet Availability contains instructions on how to access our proxy materials on the Internet, how to vote on the proposals, how to request printed copies of the proxy materials and our annual report, and how to request to receive all future proxy materials in printed form by mail or electronically by e-mail. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.
What does it mean if I receive more than one Notice of Internet Availability or more than one set of printed proxy materials?
If you receive more than one Notice of Internet Availability or more than one set of printed proxy materials, then your shares may be registered in more than one name and/or are registered in different accounts. Please follow the voting instructions on each Notice of Internet Availability or each set of printed proxy materials, as applicable, to ensure that all of your shares are voted.

I share an address with another stockholder, and we received only one copy of the Notice of Internet Availability or proxy statement and annual report. How may I obtain an additional copy of the Notice of Internet Availability or proxy statement and annual report?
We have adopted a procedure approved by the SEC called “householding,” under which we can deliver a single copy of the notice of internet availability and, if applicable, the proxy statement and annual report, to multiple stockholders who share the same address unless we receive contrary instructions from one or more stockholders. This procedure reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the notice of internet availability and, if applicable, the proxy statement and annual report, to any stockholder at a shared address to which we delivered a single copy of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s notice of internet availability or proxy statement and annual report, as applicable, you may contact us as follows:
ESS Tech, Inc.
Attention: Investor Relations
26440 SW Parkway Ave, Bldg. 83
Wilsonville, Oregon 97070
Tel: (855) 423-9920
Street name stockholders may contact their broker, bank or other nominee to request information about householding.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Composition of the Board
Our board of directors currently consists of eight directors, seven of whom are independent under the listing standards of the New York Stock Exchange, or the NYSE. Our board of directors is divided into three classes with staggered three-year terms. Thus, at each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.
The following table sets forth the names, ages as of April 15, 2026, and certain other information for each of our directors.

Name	Class	Age	Position(s)	Director Since(1)	Current Term Expires	Expiration of Term for Which Nominated
Nominees for Director
Sandeep Nijhawan(3)	II	55	Director	2023	2026	2029
Harry Quarls(4)	II	73	Chairman and Director	2023	2026	2029
Continuing Directors
Drew Buckley	I	42	Director and Chief Executive Officer	2026	2028	—
Rich Hossfeld(2)	I	46	Director	2019	2028	—
Raffi Garabedian(4)	III	59	Director	2021	2027	—
Alexi Wellman(2)	III	55	Director	2021	2027	—
Incumbent Directors Not Standing for Re-election or Resigning
Michael Niggli(2)(3)	III	76	Founding Chairman and Director	2015	2027	—
Kyle Teamey(3)(4)	II	49	Director	2019	2026	—
_____________________
(1)Includes board service at ESS Tech, Inc. prior to the Company’s business combination (“Legacy ESS”).
(2)Member of the audit committee.
(3)Member of the nominating and corporate governance committee.
(4)Member of the compensation committee.

On April 10, 2026, Mr. Niggli resigned from the Board, effective as of the date of the annual meeting. In light of Mr. Teamey’s term of office as a Class II director expiring at the annual meeting, Mr. Teamey will not stand for re-election. Effective at the annual meeting, the size of our board of directors will be reduced from eight to six directors. We are grateful for Mr. Niggli’s leadership on our board of directors as the Founding Chairman of our Company and for Messrs. Niggli and Teamey’s years of service and valuable contributions to our Company.
Director Nominees
Sandeep Nijhawan. Mr. Nijhawan has served as a member of our board of directors since April 2023. Mr. Nijhawan is co-founder and CEO at Electra, whose mission is to decarbonize iron and steelmaking through an electrochemical, renewable-energy-powered process. Prior to starting Electra in May 2020, he was an operating partner of True North Venture Partners from February 2018 until December 2019 and president of two electrochemistry-focused cleantech startups: AquaHydrex, which developed an electrolyzer for the hydrogen economy, from February 2018 until December 2019, and Staq Energy, which developed distributed energy storage solutions, from February 2016 until December 2019. Earlier in his career, Mr. Nijhawan was a senior vice president at Intermolecular, specializing in accelerating R&D of innovative semiconductor, photovoltaic, battery, and energy-efficient glass materials; founded and was CEO of LED start-up Siorah Incorporated; and progressively held senior roles at Applied Materials (Nasdaq: AMAT). Mr. Nijhawan holds a B-Tech in Aerospace Engineering from the Indian Institute of Technology (IIT), Kanpur, India, an MS in Aerospace Engineering and Ph.D. in Mechanical Engineering from the University of Minnesota, and an MBA from the International Institute for Management Development (IMD) in Lausanne, Switzerland.
We believe Mr. Nijhawan is qualified to serve on our board because of his extensive experience in the cleantech sector, as well as his prior executive, leadership and advisory roles at various other companies within the cleantech sector.
Harry Quarls. Mr. Quarls has served as chairman of our board of directors since August 2023. Mr. Quarls currently serves as chairman of the board for CHC Helicopter (since September 2022) and Key Energy Services (since March 2020) and as a director at Seadrill (NYSE: SDRL) (since April 2023). Mr. Quarls previously served as chairman of the board for

Mesquite Energy (from June 2020 until 2023), EP Energy (from October 2020 until 2022), Sunrise Oil & Gas, Penn Virginia Corporation, SH 130 Concessions Company, Trident Resources Corp, Woodbine Acquisition Corp, and US Oil Sands Corp, and as a director and chairman of the strategic alternatives committee for Gastar Exploration, Inc. and Rosehill Resources. He also has been a director for FlexSteel Pipe Fairway Resources (from October 2020 until April 2023), PetroQuest Energy, GreenRock Energy and Opal Resources. Mr. Quarls served as a Managing Director at Global Infrastructure Partners leading their efforts in North American energy midstream investments. Additionally, Mr. Quarls served as Managing Director and practice leader for Global Energy as well as a member of the board of directors at Booz & Company, a leading international management consulting firm. With over 40 years of energy experience, Mr. Quarls brings considerable strategic, financial, transactional, and energy investing experience, Mr. Quarls has experience with both public and private companies, and extensive experience working with investor-controlled entities. Mr. Quarls holds BS and ScM degrees in Chemical Engineering from Tulane University and MIT, respectively. He also holds an MBA from Stanford University.
We believe Mr. Quarls is qualified to serve on our board of directors because of his extensive financial and energy investing experience, as well as his experience on the boards of numerous public and private energy companies.
Continuing Directors
Drew Buckley. Mr. Buckley has served as our Chief Executive Officer and as a member of our board of directors since January 2026. Mr. Buckley joined ESS in August 2025 as the Company’s Head of Capital Markets Strategy. Prior to ESS, he spent 17 years at William Blair, an investment and financial services company, from September 2008 to July 2025, including most recently as a Partner and sector leader focused on technology from January 2021 to July 2025. Mr. Buckley holds a Bachelor of Science in Business Administration from the University of Colorado Boulder – Leeds School of Business and is both a Chartered Financial Analyst® (CFA®) charterholder and a Certified Public Accountant.
We believe Mr. Buckley is qualified to serve on our board of directors because of the unique perspective he brings as our Chief Executive Officer and his investment experience in the technology industry.
Raffi Garabedian. Mr. Garabedian has served as a member of our board of directors since February 2021. Since March 2021, he has served as Chief Executive Officer at Electric Hydrogen Co., a company focused on industrial decarbonization Mr. Garabedian co-founded. From June 2008 to November 2020, Mr. Garabedian was with First Solar, Inc. (Nasdaq: FSLR), a manufacturer of solar panels and provider of utility-scale PV power plants and supporting services, most recently as Chief Technology Officer. He was the founding Chief Executive Officer of Touchdown Technologies, Inc., a semiconductor company, which was acquired by Verigy, Ltd. Mr. Garabedian is named on approximately 28 issued U.S. patents. He holds a B.S. in Electrical Engineering from Rensselaer Polytechnic University and an M.S. in Electrical Engineering from the University of California Davis.
We believe Mr. Garabedian is qualified to serve on our board of directors because of his extensive experience in manufacturing technology, strategy, product development, and management.
Rich Hossfeld. Mr. Hossfeld has served as a member of our board of directors since October 2019. He has served as the co-CEO of SB Energy Global LLC since April 2021, and from March 2019 to March 2021, he was the Senior Vice President, Strategy and Investments at SB Energy, a utility-scale solar, storage and technology platform and a subsidiary of SoftBank Group Corp. From September 2013 to August 2018, he was with True North Venture Partners, a venture capital firm, most recently as a Partner. Mr. Hossfeld has also acted as vice president for several global renewable energy providers, including First Solar, Inc. (Nasdaq: FSLR), and started his career as a corporate law associate at Cravath, Swaine & Moore LLP. He holds a B.A. in Economics and Government from Claremont McKenna College and a J.D. from Duke University School of Law.
We believe Mr. Hossfeld is qualified to serve on our board of directors because of his experience in the renewable energy sector, as well as his prior executive, leadership and advisory roles at various other companies within the energy industry.
Alexi Wellman. Ms. Wellman has served as a member of our board of directors since October 2021. Since January 2022, she has served as Chief Executive Officer of Altaba Inc., a closed-end management investment company f/k/a Yahoo Inc. From June 2017 to December 2021, Ms. Wellman served as Chief Financial and Accounting Officer of Altaba Inc. From October 2015 to June 2017, Ms. Wellman was the Vice President, Global Controller of Yahoo Inc. and prior to that role, served as Vice President, Finance from November 2013 to October 2015. From October 2004 to December 2011, Ms. Wellman served as a Partner at KPMG LLP, an audit, tax and advisory firm. Ms. Wellman currently serves as a director

(since May 2021) and chair of the audit committee and as a member of the compensation committee of Werner Enterprises Inc. (Nasdaq: WERN). She previously served as a director of Evercommerce Inc. (Nasdaq: EVCM) from September 2024 until April 2025, Endurance International Group (Nasdaq: EIGI) from 2018 to 2021, Bilander Acquisition Corp (Nasdaq: TWCB) from 2020 to 2022, TWC Tech Holdings II Corp. (Nasdaq: TWCT) from 2020 to 2021, Nebula Caravel Acquisition Corp. (Nasdaq: NEBC) from 2020 to 2021, and as a director of Yahoo Japan (Tokyo Stock Exchange: 4689) from 2016 to 2018. Ms. Wellman holds a B.S. in Accounting & Business Management from the University of Nebraska.
We believe Ms. Wellman is qualified to serve on our board of directors due to her extensive accounting, corporate finance, and strategic planning experience, as well as her service on the boards of directors of several public and private companies.
Director Independence
Our common stock is listed on the NYSE. As a company listed on the NYSE, we are required under NYSE listing rules to maintain a board comprised of a majority of independent directors as determined affirmatively by our board. Under NYSE listing rules, a director will only qualify as an independent director if that listed company’s board of directors affirmatively determines that the director has no material relationship with such listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with such listed company). In addition, the NYSE listing rules require that, subject to specified exceptions, each member of our audit, compensation and nominating and corporate governance committees be independent.
Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and NYSE listing rules applicable to audit committee members. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and NYSE listing rules applicable to compensation committee members.
Our board of directors has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that other than Mr. Buckley, (i) none of our directors have a material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and (ii) that each of our directors is an “independent director” as defined under the listing standards of the NYSE.
In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Person Transactions.”
There are no family relationships among any of our directors, director nominees, or executive officers.
Board Leadership Structure
Our corporate governance framework provides our board flexibility to determine the appropriate leadership structure for our company, and whether the roles of chairperson and chief executive officer should be separated or combined. In making this determination, our board considers many factors, including the needs of the business, our board’s assessment of its leadership needs from time to time and the best interests of our stockholders. If the role of chairperson is filled by a director who does not qualify as an independent director, then our corporate governance guidelines provide that one of our independent directors may serve as our lead independent director.
Our board believes that it is currently appropriate to separate the roles of chairperson and Chief Executive Officer. The
Chief Executive Officer is responsible for day-to-day leadership, while our chairperson, along with the rest of our independent directors, ensures that our board’s time and attention is focused on providing independent oversight of management and matters critical to our company. The board believes that Mr. Quarls’ deep knowledge of the industry, as well as strong leadership and governance experience, enable Mr. Quarls to lead our board effectively and independently. Mr. Quarls is also the lead independent director under NYSE rules.
Role of Board in Risk Oversight Process
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance and reputational. We have designed and implemented processes to manage risk in our operations.

Management is responsible for the day-to-day management of risks our company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. Our board reviews strategic and operational risk in the context of discussions, question and answer sessions, and reports from the management team at each regular board meeting, receives reports on all significant committee activities at each regular board meeting, and evaluates the risks inherent in significant transactions.
In addition, our board has tasked designated standing committees with oversight of certain categories of risk management. Our audit committee assists our board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, cyber security, and also, among other things, discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our compensation committee assesses risks relating to our executive compensation plans and arrangements, and whether our compensation policies and programs have the potential to encourage excessive risk taking. Our nominating and corporate governance committee assesses risks relating to our corporate governance practices, the independence of the board and potential conflicts of interest.
Our board of directors believes its current leadership structure supports the risk oversight function of the board.
Board Committees
Our board of directors has established the following standing committees of the board: audit committee; compensation committee; and nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors as of the date of this proxy statement is described below.
Following the annual meeting, the compensation committee and nominating and corporate governance committee will be combined to form a single compensation/nominating and corporate governance committee, which will have similar responsibilities to the responsibilities described below for each of the compensation committee and the nominating and corporate governance committee. Our compensation/nominating and corporate governance committee will be comprised of Mr. Garabedian, Mr. Nijhawan, and Mr. Quarls. Mr. Quarls will be the chairman of the compensation/nominating and corporate governance committee. A copy of the charter of the compensation/nominating and corporate governance committee will be available on our website following the annual meeting.
Audit Committee
The current members of our audit committee are Ms. Wellman, Mr. Hossfeld and Mr. Niggli. Ms. Wellman is the chairperson of our audit committee. Mr. Quarls will replace Mr. Niggli on the Audit Committee following the effective date of Mr. Niggli’s resignation from the board, subject to the re-election of Mr. Quarls. Our board of directors has determined that each member of our audit committee meets the requirements for independence of audit committee members under the rules and regulations of the SEC and the listing standards of the NYSE, and also meets the financial literacy requirements of the listing standards of the NYSE. Our board of directors has determined that Ms. Wellman is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K. Our audit committee is responsible for, among other things:
•appointing and overseeing our independent auditor;
•approving audit and non-audit services;
•evaluating the independence and qualifications of our independent auditor;
•reviewing our internal controls and the integrity of our financial statements;
•reviewing presentation of financial information, earnings press releases and guidance;
•overseeing the design, implementation and performance of our internal audit function;
•reviewing the responsibilities, functions, qualifications, budget, performance, objectivity, and the scope and results of internal audits;
•setting hiring policies with regard to the hiring of employees or former employees of our independent auditor and overseeing compliance with such policies;

•reviewing, approving and monitoring related party transactions involving directors or executive officers;
•adopting and overseeing procedures to address complaints received by us regarding accounting, internal accounting controls or auditing matters;
•reviewing and discussing with management (a) the overall adequacy and effectiveness of our legal, regulatory and ethical compliance programs, including our Code of Business Conduct and Ethics, compliance with anti-bribery and anti-corruption laws and regulations, and compliance with export control regulations and (b) reports regarding compliance with applicable laws, regulations and internal compliance programs; and
•reviewing and discussing with management, including our internal audit function, if applicable, guidelines and policies to identify, monitor, and address enterprise risks.
Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter of our audit committee is available on our website at https://investors.essinc.com/governance/governance-documents/. During the year ended December 31, 2025, our audit committee held five meetings.
Compensation Committee
The current members of our compensation committee are Mr. Quarls, Mr. Garabedian and Mr. Teamey. Mr. Quarls is the chairperson of our compensation committee. Our board of directors has determined that each member of our compensation committee meets the requirements for independence for compensation committee members under the rules and regulations of the SEC and the listing standards of the NYSE. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our compensation committee is responsible for, among other things:
•reviewing and approving the compensation for our executive officers, including our Chief Executive Officer;
•reviewing, approving and administering, including the termination of, our employee benefit and equity incentive plans;
•advising our board of directors on management proposals to stockholders on executive compensation matters including advisory votes on executive compensation;
•establishing, and periodically reviewing, our employee compensation plans, policies and practices; and
•reviewing, approving or making recommendations to our board of directors regarding the creation or revision of any clawback policy and administering the same.
Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter of our compensation committee is available on our website at https://investors.essinc.com/governance/governance-documents/. During the year ended December 31, 2025, our compensation committee held four meetings.
Nominating and Corporate Governance Committee
The current members of our nominating and corporate governance committee are Mr. Nijhawan, Mr. Niggli and Ms. Wellman. Mr. Nijhawan is the chairperson of our nominating and corporate governance committee. Our board of directors has determined that each member of our nominating and corporate governance committee meets the requirements for independence for nominating and corporate governance committee members under the listing standards of the NYSE. Our nominating and corporate governance committee is responsible for, among other things:
•reviewing and assessing and making recommendations to our board of directors regarding desired qualifications, expertise and characteristics sought of board members;
•identifying, evaluating, selecting or making recommendations to our board of directors regarding nominees for election to our board of directors;

•developing policies and procedures for considering stockholder nominees for election to our board of directors;
•reviewing our succession planning process for our Chief Executive Officer and any other members of our executive management team;
•reviewing and making recommendations to our board of directors regarding the composition, organization and governance of our board of directors and its committees;
•reviewing and making recommendations to our board of directors regarding our corporate governance guidelines and corporate governance framework;
•overseeing director orientation for new directors and continuing education for our directors;
•overseeing the evaluation of the performance of our board of directors and its committees;
•reviewing and monitoring compliance with our code of business conduct and ethics, and reviewing conflicts of interest of our board members and officers other than related party transactions reviewed by our audit committee; and
•administering policies and procedures for communications with the non-management members of our board of directors.
Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the NYSE. A copy of the charter of our nominating and corporate governance committee is available on our website at https://investors.essinc.com/governance/governance-documents/. During the year ended December 31, 2025, the nominating and corporate governance committee held one meeting.
Attendance at Board and Stockholder Meetings
During the year ended December 31, 2025, our board of directors held 25 meetings (including regularly scheduled and special meetings). Each director attended at least 75% of the aggregate of (1) the total number of meetings of the board of directors held during the period for which he or she has been a director, and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served, except for Raffi Garabedian, who attended 65% of the meetings held, due to scheduling conflicts.
Although we do not have a formal policy regarding attendance by members of our board of directors at the annual meetings of stockholders, we encourage, but do not require, directors to attend. Three of our directors then serving attended the 2025 annual meeting of stockholders.
Executive Sessions of Non-Employee Directors
To encourage and enhance communication among non-employee directors, and as required under applicable NYSE rules, our corporate governance guidelines provide that the non-employee directors will meet in executive sessions without management directors or management present on a periodic basis. In addition, if any of our non-employee directors are not independent directors, then our independent directors will also meet in executive session on a periodic basis.
Compensation Committee Interlocks and Insider Participation
During the year ended December 31, 2025, the members of our compensation committee were Mr. Garabedian, Mr. Quarls, and Mr. Teamey. None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Considerations in Evaluating Director Nominees
Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating potential director nominees. In its evaluation of director candidates, including the current directors eligible for re-election, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors and other director qualifications. While our board has not established minimum qualifications for board members, some of the factors that our nominating and corporate governance committee considers in assessing director nominee qualifications include, without limitation, issues of character, professional ethics and integrity, judgment, business experience and diversity, and with respect to diversity, such factors as race, ethnicity, gender, differences in professional background, age and geography, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on our board. Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that the board should be a diverse body, and the nominating and corporate governance committee considers a broad range of perspectives, backgrounds and experiences.
If our nominating and corporate governance committee determines that an additional or replacement director is required, then the committee may take such measures as it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, board or management.
After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors and our board of directors has the final authority in determining the selection of director candidates for nomination to our board.
Stockholder Recommendations and Nominations to our Board of Directors
Our nominating and corporate governance committee will consider recommendations and nominations for candidates to our board of directors from stockholders in the same manner as candidates recommended to the committee from other sources, so long as such recommendations and nominations comply with our certificate of incorporation, as amended, and amended and restated bylaws, all applicable company policies and all applicable laws, rules and regulations, including those promulgated by the SEC. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our bylaws and corporate governance guidelines and the director nominee criteria described above.
A stockholder that wants to recommend a candidate to our board of directors should direct the recommendation in writing to our corporate secretary at ESS Tech, Inc., 26440 SW Parkway Ave, Bldg. 83, Wilsonville, Oregon 97070, Attention: Corporate Secretary. Such recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and us and evidence of the recommending stockholder’s ownership of our capital stock. Such recommendation must also include a statement from the recommending stockholder in support of the candidate. Stockholder recommendations must be received by December 31st of the year prior to the year in which the recommended candidate(s) will be considered for nomination. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.
Under our amended and restated bylaws, stockholders may also directly nominate persons for our board of directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and the rules and regulations of the SEC and should be sent in writing to our corporate secretary at the address above. To be timely for our 2027 annual meeting of stockholders, nominations must be received by our corporate secretary observing the deadlines discussed below under “Other Matters—Stockholder Proposals or Director Nominations for 2027 Annual Meeting.”
Board Nomination Rights
Pursuant to the Stockholders’ Agreement dated May 6, 2021 between Legacy ESS, SB Energy Global Holdings One Ltd. (“SBE”) and Breakthrough Energy Ventures, LLC (“BEV”), each of SBE and BEV is entitled to designate a member of our board of directors until it beneficially owns less than five percent of our issued and outstanding voting stock. Rich Hossfeld currently serves as the designee of SBE.

Communications with the Board of Directors
Stockholders and other interested parties wishing to communicate directly with our non-management directors, may do so by writing and sending the correspondence to our Chief Financial Officer by mail to our principal executive offices at ESS Tech, Inc., 26440 SW Parkway Ave, Bldg. 83, Wilsonville, Oregon 97070. Our Chief Financial Officer, in consultation with appropriate directors as necessary, will review all incoming communications and screen for communications that (1) are solicitations for products and services, (2) relate to matters of a personal nature not relevant for our stockholders to act on or for our board to consider and (3) matters that are of a type that are improper or irrelevant to the functioning of our board of directors or our business, for example, mass mailings, job inquiries and business solicitations. If appropriate, our Chief Financial Officer will route such communications to the appropriate director(s) or, if none is specified, then to the chairperson of our board or lead independent director. These policies and procedures do not apply to communications to non-management directors from our officers or directors who are stockholders or stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.
Insider Trading Policy
Our board of directors has adopted an Insider Trading Policy that governs the purchase, sale and other dispositions of our securities by our directors, officers and employees. Under our Insider Trading Policy, our employees, including our executive officers, and the members of our board of directors are prohibited from, directly or indirectly, among other things, (1) engaging in short sales, (2) trading in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities (other than stock options, restricted stock units and other compensatory awards issued to such individuals by us), (3) purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of equity securities granted to them by us as part of their compensation or held, directly or indirectly, by them, (4) pledging any of our securities as collateral for any loans and (5) holding our securities in a margin account. In addition, with regard to the Company’s trading of its own securities, it is our policy to comply with federal securities laws and applicable exchange listing requirements.
Clawback Policy
In November 2023, we adopted a Compensation Recovery Policy in accordance with the SEC and NYSE requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act. This policy provides for the non-discretionary recovery of excess incentive-based compensation from current and former executive officers in the event of an accounting restatement, whether or not the executive officer was at fault for the restatement, in accordance with the SEC and NYSE requirements.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our board of directors has adopted corporate governance guidelines. These guidelines address, among other items, the qualifications and responsibilities of our directors and director candidates, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our corporate governance guidelines and code of business conduct and ethics are available on our website at https://investors.essinc.com/governance/governance-documents/. We will post amendments to our code of business conduct and ethics or any waivers of our code of business conduct and ethics for directors and executive officers on the same website.
Director Compensation
To attract, retain and reward qualified non-employee candidates to serve on our board of directors, we have adopted an outside director compensation policy (as amended, the “Director Compensation Policy”). The compensation committee reviews the Director Compensation Policy annually in consultation with the Company’s compensation consultant and makes recommendations for any revisions to the board of directors. In January 2025, our board of directors revised the Director Compensation Policy to provide that the annual award of restricted stock units will be for a fixed number of shares. See “Equity Compensation” below for further details. No other adjustments were made to director compensation during the fiscal year ended December 31, 2025 to date other than that the non-employee directors agreed to forego payment of cash compensation for the fiscal year ended December 31, 2025 that they were entitled to receive under the Director Compensation Policy to reduce cash requirements.

Under the Director Compensation Policy, as currently in effect, each non-employee director is eligible to receive compensation for his or her service consisting of the following cash and equity components. Our board of directors has the discretion to revise non-employee director compensation as it deems necessary or appropriate.
Annual Cash Retainer
Each non-employee director will be paid an annual cash retainer of $50,000. There are no per-meeting attendance fees for attending meetings of the board of directors. This cash compensation will be paid quarterly in arrears on a prorated basis.
Committee Annual Cash Retainer
Each non-employee director who serves as the chair of the board of directors, lead independent director, or the chair or a member of a committee of the board of directors listed below will be eligible to earn additional annual cash fees (paid quarterly in arrears on a prorated basis) as follows:

Position	Annual Cash Retainer ($)
Chair of the Board of Directors / Lead Independent Director	25,000
Chair of Audit Committee	20,000
Member of Audit Committee	10,000
Chair of Compensation Committee	15,000
Member of Compensation Committee	7,500
Chair of Nominating and Corporate Governance Committee	10,000
Member of Nominating and Corporate Governance Committee	5,000
Equity Compensation
Under our Director Compensation Policy, each individual who first becomes a non-employee director automatically will be granted an award of restricted stock units covering a number of our shares having a value equal to $200,000, rounded down to the nearest whole share. Each award will vest in equal 1/3 installments on each anniversary following the grant date, subject to the non-employee director continuing to be a service provider through the applicable vesting date.
Additionally, on the date of each of our annual meetings, each non-employee director automatically will be granted an award of restricted stock units for 13,513 shares. Each award will vest on the earlier of (i) the one-year anniversary of the date the award is granted or (ii) the day prior to the date of the annual meeting next following the date the award is granted, in each case, subject to the director continuing to be a service provider through the applicable vesting date.
In addition, the non-executive chair of our board of directors appointed on or after January 24, 2025 will also be granted (i) a one-time award of options covering a number of our shares having a value equal to $300,000, rounded down to the nearest whole share (the “Supplemental Initial Award”) and (ii) an annual award of restricted stock units covering a number of our shares having a value of $300,000, rounded down to the nearest whole share. The Supplemental Initial Award will be a nonstatutory stock option for U.S. tax purposes, will have a term of ten years, subject to earlier termination, and will vest in equal 1/3 installments on each anniversary following the grant date, subject to the non-executive chair’s continuing to be a service provider through the applicable vesting date. The annual award of restricted stock units replaces and is not in addition to the award of restricted stock units which the non-executive chair would otherwise be eligible to receive as a member of our board of directors.

Director Compensation for Fiscal 2025
The table below summarizes the compensation of each person serving as an ESS non-employee director for the year ended December 31, 2025. All of the Company’s non-employee directors agreed to forego cash compensation for the fiscal year ended December 31, 2025 that they were entitled to receive under the Director Compensation Policy to reduce cash requirements. Mr. Dresselhuys did not receive any additional compensation for his service as director in 2025. The compensation of Mr. Dresselhuys as a named executive officer is set forth above under “Executive Compensation—Summary Compensation Table.”

Name	Stock Awards ($)(1)	Total ($)
Raffi Garabedian	122,293	122,293
Rich Hossfeld	122,293	122,293
Michael R. Niggli	122,293	122,293
Sandeep Nijhawan	122,293	122,293
Harry Quarls	122,293	122,293
Kyle Teamey	122,293	122,293
Alexi Wellman	122,293	122,293
_____________________
(1)The amounts in this column represent the aggregate grant-date fair value of awards granted to each named executive officer, computed in accordance with the Financial Accounting Standards Board’s, or the FASB’s, Accounting Standards Codification, or ASC, Topic 718. See Note 142, Stock-based Compensation, to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, for a discussion of the assumptions made by us in determining the grant-date fair value of our equity awards.

The following table presents information regarding outstanding equity awards held by our non-employee directors as of December 31, 2025.

Name	Number of Shares Underlying Stock Awards (#)	Number of Shares Underlying Option Awards (#)
	Outstanding as of December 31, 2025
Raffi Garabedian	36,833	9,807
Rich Hossfeld	27,026	—
Michael R. Niggli	27,026	—
Sandeep Nijhawan	27,026	—
Harry Quarls	42,114	12,345
Kyle Teamey	27,026	—
Alexi Wellman	27,026	—

PROPOSAL NO. 1:
ELECTION OF CLASS II DIRECTORS
Our board of directors currently consists of eight directors and is divided into three classes with staggered three-year terms. At the annual meeting, two Class II directors will be elected for a three-year term to succeed the same class whose term is then expiring. Each director’s term continues until the expiration of the term for which such director was elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. On April 10, 2026, Mr. Niggli resigned from the Board, effective as of the date of the annual meeting. In light of Mr. Teamey’s term of office as a Class II director expiring at the annual meeting, Mr. Teamey will not stand for re-election. Effective at the annual meeting, the size of our board of directors will be reduced from eight to six directors. We are grateful for Mr. Niggli’s leadership on our board of directors as the Founding Chairman of our Company and for Messrs. Niggli and Teamey’s years of service and valuable contributions to our Company.
Nominees
Our nominating and corporate governance committee has recommended, and our board of directors has approved, Sandeep Nijhawan and Harry Quarls as nominees for election as Class II directors at the annual meeting. If elected, Sandeep Nijhawan and Harry Quarls will serve as Class II directors until the 2029 annual meeting of stockholders and until their respective successors are elected and qualified or until their earlier death, resignation or removal. For more information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance - Director Nominee.”
Sandeep Nijhawan and Harry Quarls have agreed to serve as directors if elected, and management has no reason to believe that they will be unavailable to serve. In the event the nominees are unable or decline to serve as directors at the time of the annual meeting, proxies will be voted for any nominees designated by the present board of directors to fill the vacancy.
Vote Required
Each director is elected by a plurality of the voting power of the shares present in person (including virtually) or represented by proxy at the meeting and entitled to vote on the election of directors. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of choosing to WITHHOLD authority to vote or a broker non-vote, will have no effect on the outcome of the election.
Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

PROPOSAL NO. 2:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending December 31, 2026. KPMG has served as our independent registered public accounting firm since May 2023.
At the annual meeting, we are asking our stockholders to ratify the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending December 31, 2026. Our audit committee is submitting the appointment of KPMG to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of KPMG, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of the Company and our stockholders. If our stockholders do not ratify the appointment of KPMG, then our audit committee may reconsider the appointment. One or more representatives of KPMG are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to us by KPMG for our fiscal years ended December 31, 2025 and 2024.

	2025	2024
Audit Fees(1)	$1,395,000	$1,015,000
Audit-Related Fees	—	—
Tax Fees(2)	29,541	34,870
All Other Fees	—	—
Total Fees	$1,424,541	$1,049,870
___________________________
(1)“Audit Fees” consist of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, reviews of our quarterly consolidated financial statements and related accounting consultations and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes fees for services incurred in connection with our registration statements on Form S-3 and Form S-8 including comfort letters and consents.
(2)“Tax Fees” consists of tax return preparation and other tax matters.
Auditor Independence
In 2025, there were no other professional services provided by KPMG, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of KPMG.
Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. All services provided by KPMG for our fiscal years ended December 31, 2025 and 2024 were pre-approved by our audit committee.
Vote Required
The ratification of the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending December 31, 2026 requires the affirmative vote of a majority of the voting power of the shares cast. Abstentions will have no effect on the outcome of the vote on this proposal.
Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2026.

REPORT OF THE AUDIT COMMITTEE
The audit committee is a committee of the board of directors comprised solely of independent directors as required by the NYSE listing rules and the rules and regulations of the SEC. The audit committee operates under a written charter adopted by the board of directors. This written charter is reviewed annually for changes, as appropriate. With respect to ESS’ financial reporting process, ESS’ management is responsible for (1) establishing and maintaining internal controls and (2) preparing ESS’ consolidated financial statements. ESS’ independent registered public accounting firm, KPMG LLP is responsible for performing an independent audit of ESS’ consolidated financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare ESS’ financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:
•reviewed and discussed the audited consolidated financial statements with management and KPMG LLP;
•discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the SEC; and
•received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with KPMG LLP its independence.
Based on the review and discussions noted above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in ESS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the SEC.
Respectfully submitted by the members of the audit committee of the board of directors:
Alexi Wellman (Chair)
Rich Hossfeld
Michael R. Niggli
This audit committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by ESS under the Securities Act or the Exchange Act, except to the extent ESS specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

PROPOSAL NO. 3:
ADVISORY VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS
This stockholder advisory vote, commonly known as “say-on-pay,” is required pursuant to Section 14A of the Exchange Act and gives our stockholders the opportunity to approve or not approve, on a non-binding advisory basis, the compensation paid to our named executive officers, including our Chief Executive Officer, as disclosed in this proxy statement.
Our board of directors recommends a vote “FOR” the following resolution:
“RESOLVED, that the stockholders of ESS Tech, Inc. approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the proxy statement, the compensation tables, and any related narrative discussion.”
This is the first time we have included an advisory “say-on-pay” vote at an annual meeting of our stockholders.
Our compensation committee believes that the most effective compensation program is designed to provide a substantial portion of executive compensation in the form of variable, at-risk pay which is earned based on performance. Our compensation committee thoughtfully employs the primary compensation elements of base salary, annual cash incentives, and long-term equity awards, to achieve these objectives.
Vote Required
Our board of directors is asking you to support this proposal. Because your vote is advisory, it will not be binding. However, our board of directors and the compensation committee values the feedback from our stockholders on compensation and other matters and will review the voting results in their entirety and take them into consideration when making future decisions regarding the compensation of our named executive officers. Abstentions will be counted for purposes of determining the presence or absence of a quorum. However, because the outcome of this proposal will be decided by the affirmative vote of a majority of the voting power of the shares cast, abstentions will have no effect on the outcome of the vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal.
Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4:
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act, we must provide our stockholders with the opportunity to make a non-binding, advisory vote on the frequency of future advisory votes on the compensation of our named executive officers (the “Say-On-Frequency Vote”). The non-binding, advisory Say-On-Frequency Vote must be submitted to our stockholders at least once every six years.
We are asking stockholders to indicate whether they prefer to cast future advisory votes on the compensation of our named executive officers every “ONE YEAR,” “TWO YEARS” or “THREE YEARS.” Stockholders may also abstain from voting on this proposal. The frequency that receives the greatest number of votes cast by stockholders will be considered the advisory vote of our stockholders.
Our board of directors values the opinions of our stockholders and will consider the result of the Say-On-Frequency Vote in determining the frequency with which we will hold future advisory votes on the compensation of our named executive officers. However, the Say-On-Pay Frequency Vote is not binding. Our board of directors may determine that it is in the best interests of the company and our stockholders to hold an advisory vote on the compensation of our named executive officers more or less frequently than the frequency that is selected by our stockholders.
After careful consideration, our board of directors recommends that future non-binding advisory votes on the compensation of our named executive officers be held every one year.
Vote Required
Our board of directors is asking you to support this proposal. Because your vote is advisory, it will not be binding. However, our board of directors and the compensation committee values the feedback from our stockholders on compensation and other matters and will review the voting results in their entirety and take them into consideration when making future decisions regarding the compensation of our named executive officers. Abstentions will be counted for purposes of determining the presence or absence of a quorum. However, because the outcome of this proposal will be decided by the affirmative vote of a majority of the voting power of the shares cast, abstentions will have no effect on the outcome of the vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal.
Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EVERY “ONE YEAR” FOR THE SAY-ON-FREQUENCY VOTE.

EXECUTIVE OFFICERS
The following table sets forth certain information about our executive officers as of the date of this proxy statement. Mr. Buckley’s biographical information may be found under the Continuing Directors section of this proxy statement.

Name	Age	Position(s)
Drew Buckley	42	Chief Executive Officer and Director
Kelly F. Goodman	46	Chief Strategy Officer and General Counsel, Former Interim Chief Executive Officer
Kate Suhadolnik	37	Chief Financial Officer, Former Interim Chief Financial Officer
Kelly Goodman. Kelly F. Goodman has served as the Company’s Chief Strategy Officer and General Counsel since January 1, 2026. Prior to her appointment, Ms. Goodman served as our Interim Chief Executive Officer from February 13, 2025 until her appointment as Chief Strategy Officer and General Counsel. From March 2022 through February 2025, she served as our Vice President of Legal, in which capacity she had responsibility for all aspects of the Company’s legal function, including commercial, partnership and vendor contracts, employment matters and corporate legal matters. Ms. Goodman was also appointed as our Corporate Secretary in April 2022 and she continues to serve in such capacity. Prior to joining the Company, Ms. Goodman was an energy consultant in the energy and transmission space from July 2020 until March 2022 and in various roles at Summit Power Group from 2008 until 2022, including as Vice President, Commercial Transactions & Special Legal Counsel, from March 2016 until March 2022. Ms. Goodman has nearly 20 years of experience in the energy legal sector both in the U.S. and internationally, supporting matters related to project development, technology agreements, and project and corporate financing. Ms. Goodman received her Bachelor of Arts from the University of Santa Clara and her law degree from the University of Washington.
Kate Suhadolnik. Kate Suhadolnik has served as our Chief Financial Officer since January 2026. Prior to her appointment as Chief Financial Officer, Ms. Suhadolnik served as our Interim Chief Financial Officer from August 2025 through January 2026. Ms. Suhadolnik served as our Controller since April 2023 and as Assistant Controller from September 2022 until April 2023, in which capacities she oversaw our financial operations and managed accounting functions and internal controls. Prior to serving in such capacities, she was our SEC Reporting Manager from September 2021 until September 2022, in which capacity she oversaw SEC reporting matters. Ms. Suhadolnik has 14 years of experience in the financial and accounting sector. Immediately prior to joining the Company, Ms. Suhadolnik was the Corporate Accounting & Reporting Manager at The Standard, an insurance and financial services company, from July 2020 to September 2021. Ms. Suhadolnik also held various positions of increasing responsibility at Deloitte & Touche LLP from September 2011 to June 2020. Ms. Suhadolnik received her bachelor’s degree in accounting and business administration from Gonzaga University and is a Certified Public Accountant.

EXECUTIVE COMPENSATION
To achieve our goals, we have designed, and intend to modify as necessary, our compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share our philosophy and desire to work towards achieving these goals.
We believe our compensation program should promote our success and align executive incentives with the long-term interests of our shareholders. Our current compensation programs consist primarily of salary, cash bonuses and stock awards. As our needs evolve, we intend to continue to evaluate our philosophy and compensation programs as circumstances require.
This section provides an overview of our executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.
Our board of directors and the compensation committee, with input from our Chief Executive Officer (for executive officers other than the Chief Executive Officer), determines the compensation for our named executive officers. For the year ended December 31, 2025, our named executive officers were:
•Eric Dresselhuys, our Former Chief Executive Officer and Director;
•Kelly F. Goodman, our Former Interim Chief Executive Officer;
•Anthony Rabb, our Former Chief Financial Officer;
•Kate Suhadolnik, our Chief Financial Officer and Former Interim Chief Financial Officer; and
•Jigish Trivedi, our Former Chief Operating Officer.
Eric Dresselhuys separated from the Company as Chief Executive Officer and resigned as a member of our board of directors on February 13, 2025. His last day as an employee of the Company was February 14, 2025.
Kelly Goodman was appointed Chief Strategy Officer and General Counsel, effective as of January 1, 2026, and concurrently resigned from her position as Interim Chief Executive Officer.
Anthony Rabb was terminated from his position as Chief Financial Officer effective as of August 1, 2025.
Kate Suhadolnik was appointed Chief Financial Officer, effective as of January 1, 2026, and concurrently resigned from her position as Interim Chief Financial Officer.
Jigish Trivedi resigned from his position as Chief Operating Officer on February 20, 2026. His last day as an employee of the Company was March 31, 2026.

Summary Compensation Table
The following table sets forth information regarding the compensation reportable for our named executive officers for fiscal year 2025 and prior years where applicable, as determined under SEC rules.

Name and Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Eric Dresselhuys, Former Chief Executive Officer and Director	2025	62,500	—	—	687,188	749,688
	2024	500,000	—	544,716	28,937	1,073,653
Kelly F. Goodman, Former Interim Chief Executive Officer	2025	402,432	338,000	142,770	—	883,202
Anthony Rabb, Former Chief Financial Officer	2025	250,965	—	102,850	12,818	366,633
	2024	427,450	176,323	549,900	18,741	1,172,414
Kate Suhadolnik, Chief Financial Officer	2025	259,791	150,000	44,468	10,499	464,758
Jigish Trivedi, Former Chief Operating Officer	2025	140,625	50,000	442,750	1,250	634,625
____________________________
(1)The amounts in this column represent the aggregate grant-date fair value of awards granted to each named executive officer, computed in accordance with the Financial Accounting Standards Board’s, or the FASB’s, Accounting Standards Codification, or ASC, Topic 718. See Note 14, Stock-based Compensation, to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, for a discussion of the assumptions made by us in determining the grant-date fair value of our equity awards. In 2025, Mr. Rabb forfeited 82,673 RSUs and Mr. Trivedi forfeited 275,000 RSUs in connection with their termination and resignation, respectively.
(2)The amounts in this column include, for each named executive officer, matching 401(k) contributions, and for Mr. Dresselhuys for fiscal year 2025, severance payments made to him in connection with his termination of employment. For more information regarding Mr. Dresselhuys’s severance payments, please see the section titled “Employment Arrangements – Eric Dresselhuys” below.
Narrative Disclosure to Summary Compensation Table
For 2025, the compensation program for our named executive officers consisted primarily of base salary, incentive compensation delivered in the form of a bonus, restricted stock unit awards and 401(k) matching contributions.
Base Salary
Base salary is set at a level that is commensurate with the named executive officer’s duties and authorities, contributions, prior experience and sustained performance. For 2025, our named executive officers had the following annual base salaries: $500,000 in the case of Mr. Dresselhuys; $297,432 in the case of Ms. Goodman in her role as Vice President of Legal and $417,432 in her role as Interim Chief Executive Officer; $427,450 in the case of Mr. Rabb; $220,000 in the case of Ms. Suhadolnik in her role as Corporate Controller and $320,000 in her role as Interim Chief Financial Officer; and $375,000 in the case of Mr. Trivedi.
Cash Bonus
Each of our named executive officers was eligible for a discretionary bonus during fiscal year 2025 (prior to an applicable termination of employment). For fiscal year 2025, the target discretionary bonus for each of our named executive officers, as a percentage of the applicable officer’s annual base salary, was: 90% in the case of Mr. Dresselhuys; 75% in the case of Mr. Rabb; 90% in the case of Ms. Goodman; 25% in the case of Ms. Suhadolnik, and 75% in the case of Mr. Trivedi. Neither Mr. Dresselhuys nor Mr. Rabb were employed at the end of fiscal year 2025. Our board of directors approved payment of a discretionary bonus of $338,000 to Ms. Goodman, $150,000 to Ms. Suhadolnik, and $50,000 to Mr. Trivedi based upon an assessment of individual contributions to the Company for fiscal year 2025. The discretionary bonuses paid to Ms. Goodman and Ms. Suhadolnik were higher than the target discretionary bonus in connection with their subsequent appointment to Interim Chief Executive Officer and to Interim Chief Financial Officer, respectively.

Stock Awards and Stock Option Awards
In 2025, the Company granted restricted stock unit awards to certain of our named executive officers as described below.
On February 10, 2025, the Company granted to Ms. Goodman an award of 10,000 RSUs. 1/16th of the RSUs are scheduled to vest each quarter beginning on February 20, 2025, subject to continued service to us through the applicable vesting date.
On April 13, 2025, the Company granted to Ms. Goodman an award of 36,930 RSUs. 1/16th of the RSUs are scheduled to vest on May 20, 2025 and quarterly thereafter, subject to continued service to us through the applicable vesting date.
On April 13, 2025, the Company granted to Mr. Rabb an award of 42,500 RSUs. 1/16th of the RSUs are scheduled to vest on May 20, 2025 and quarterly thereafter, subject to continued service to us through the applicable vesting date. In 2025, Mr. Rabb forfeited portions of his unvested equity awards as a result of his termination.
On April 13, 2025, the Company granted to Ms. Suhadolnik an award of 18,375 RSUs. 1/16th of the RSUs are scheduled to vest on May 20, 2025 and quarterly thereafter, subject to continued service to us through the applicable vesting date.
On August 18, 2025, the Company granted to Mr. Trivedi an award of 275,000 RSUs. 25% of the RSUs are scheduled to vest on August 20, 2026, and 1/16th of the RSUs are scheduled to vest quarterly thereafter, subject to continued service to us through the applicable vesting date. In 2025, Mr. Trivedi forfeited portions of his unvested equity awards as a result of his resignation.
Policies and Practices Related to the Grant of Certain Equity Awards
We generally do not grant awards of stock options, stock appreciation rights, or similar option-like instruments. Accordingly, we currently have no specific policy or practice on the timing of awards of such options in relation to the disclosure of material nonpublic information by our Company. In the event that we determine to grant new awards of such options in the future, our board of directors will evaluate the appropriate steps to take in relation to the foregoing.
Employment Arrangements
Drew Buckley
Mr. Buckley has served as our Chief Executive Officer and as a member of our board of directors since January 2026. We entered into an employment agreement with Mr. Buckley effective January 6, 2026. Mr. Buckley’s annualized salary is currently $425,000, and he is eligible to participate in the Company’s annual cash incentive bonus plan, with an annual target bonus amount for up to 90% of his base salary. In fiscal 2025, Mr. Buckley’s annual cash bonus will be determined based on a target amount of up to 75% of a $375,000 base salary applied pro rata for five months of employment in 2025 prior to serving as Chief Executive Officer. Mr. Buckley’s salary and bonus may be adjusted at the discretion of the compensation committee. Mr. Buckley’s employment is on an “at will basis.”
Mr. Buckley’s Employment Agreement provides for eligibility to receive certain severance payments and benefits in the event of Mr. Buckley’s termination of employment (i) by the Company other than for Cause (as defined in the Employment Agreement) (but excluding by reason of his death or becoming Disabled (as defined in the Employment Agreement)), or (ii) by his resignation for Good Reason (in either case, a “Qualified Termination”), and enhanced severance payments and benefits in the event of a Qualified Termination occurring within the period commencing one month prior to (or otherwise in connection with or in anticipation of) and ending 12 months following a Change in Control (as defined in the Employment Agreement) (such period, the “Change in Control Period”), in each case subject to his execution and non-revocation of a release of claims in favor of the Company within 60 days following the date of termination.
In the event of his Qualified Termination outside of the Change in Control Period, Mr. Buckley will become eligible to receive the following severance payments or benefits:
•An amount equal to nine months of his base salary;
•Payment of the earned but unpaid portion of his annual bonus for the year prior to the year of termination;

•Payments equal to the cost of premiums for continuing medical coverage for him and his dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA Severance”) for nine months;
•Accelerated vesting of his then-unvested and outstanding time-based Company equity awards that would otherwise vest in the 12 months following the date of termination; and
•Extension of the applicable post-termination exercise period of his outstanding time-based Company equity awards through the first anniversary of the date of termination, subject to the original term of any such award.
•In the event of his Qualified Termination during the Change in Control Period, Mr. Buckley will become eligible to receive the following severance payments or benefits:
•An amount equal to 24 months’ of his base salary;
•12 months’ COBRA Severance; and
•Full accelerated vesting acceleration of his then-unvested and outstanding Company equity awards.
Pursuant to the Employment Agreement, in the event any payment to Mr. Buckley would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, he will receive the portion of such payment that would entitle him to receive the greatest after-tax benefit.
Eric Dresselhuys
Mr. Dresselhuys served as our Chief Executive Officer from March 2021 until February 13, 2025 and as a member of our board of directors from May 2021 until February 13, 2025.
We entered into an employment agreement with Mr. Dresselhuys, our former Chief Executive Officer, on April 1, 2021. Mr. Dresselhuys’s annualized salary as of immediately before his separation was $500,000, and he was eligible to participate in the Company’s annual cash incentive bonus plan, with an annual target bonus amount for up to 90% of his base salary. Mr. Dresselhuys’s employment agreement provided for an initial term from March 25, 2021 through March 25, 2025, with additional one-year terms thereafter, unless either the Company or Mr. Dresselhuys provided notice of the decision to not renew the term at least 60 days before the end of a term.
Mr. Dresselhuys’s employment agreement provided that if we terminated Mr. Dresselhuys’s employment for reasons other than “cause,” “disability,” or death, or Mr. Dresselhuys terminated his employment for “good reason” (such terms as defined in his employment agreement) other than in connection with a “change in control” (as defined in his employment agreement), then Mr. Dresselhuys would be entitled to continuing payments of base salary and Company-paid COBRA coverage for 12 months following such termination, a pro-rated bonus payment for the fiscal year in which such termination occurs based on actual achievement, any earned but unpaid bonus from the year prior to such termination, and acceleration of his unvested and outstanding time-based equity awards to the extent that such awards would have vested had his employment continued for an additional 6 months following such termination. The employment agreement also provided that if we terminated Mr. Dresselhuys’s employment for reasons other than cause, disability, or death, or Mr. Dresselhuys terminated his employment for good reason in connection with a change in control, then Mr. Dresselhuys would be entitled to continuing payments of base salary and Company-paid COBRA coverage for 18 months following such termination, a pro-rated bonus payment for the fiscal year in which such termination occurs based on actual achievement, any earned but unpaid bonus from the year prior to such termination, and 100% acceleration of his unvested and outstanding equity awards, with performance-based awards accelerating at target achievement.
On February 13, 2025, Mr. Dresselhuys separated from the Company and resigned as a member of our board of directors. In connection with the separation, we entered into a Separation and Release Agreement with Mr. Dresselhuys dated as of February 13, 2025, pursuant to which Mr. Dresselhuys is entitled to continuing payments of his base salary of $500,000 and was paid an amount equal to $247,500 on or about March 31, 2025, less applicable withholdings, and Company-paid COBRA coverage for twelve months, and 6 months of acceleration of unvested and outstanding time-based equity. Such payments, which are consistent with the provisions of the employment agreement, are in consideration for, and contingent upon, among other things, Mr. Dresselhuys’s agreement to a standard release of claims. Mr. Dresselhuys remained a non-executive officer employee until February 14, 2025.

Kelly F. Goodman
Our board of directors appointed Kelly F. Goodman as our Interim Chief Executive Officer and principal executive officer effective February 13, 2025. Effective as of January 1, 2026, Ms. Goodman was appointed as the Company’s Chief Strategy Officer and General Counsel. In connection with her appointment to Chief Strategy Officer and General Counsel, her salary was increased to $360,000 and is currently $380,000. In 2025, Ms. Goodman was eligible to receive an annual target bonus of up to 90% of her base salary, and, in fiscal 2026, she is eligible to receive an annual target bonus of up to 75% of her base salary, subject to achievement of certain performance goals and her continued employment. Ms. Goodman is also eligible to receive an annual cash and stock performance bonus. Ms. Goodman’s salary and bonus may be adjusted at the discretion of the compensation committee. Ms. Goodman’s employment is on an “at will basis.”
Anthony Rabb
Mr. Rabb served as our Chief Financial Officer from November 4, 2022 until August 1, 2025. We entered into an offer letter with Mr. Rabb, our former Chief Financial Officer, on October 31, 2022. Mr. Rabb’s annualized salary as of immediately before his separation was $427,450, and he was eligible to participate in the Company’s annual cash incentive bonus plan, with an annual target bonus amount for up to 75% of his base salary. Mr. Rabb was an at-will employee. Mr. Rabb’s employment agreement provided that if we terminated Mr. Rabb’s employment for reasons other than cause, disability, or death, or if Mr. Rabb terminated his employment for good reason, then Mr. Rabb would be entitled to continuing payments of base salary and Company-paid COBRA coverage for 9 months following such termination, and acceleration of his unvested and outstanding time-based equity awards to the extent that such awards would have vested had his employment continued for an additional 12 months following such termination. On August 1, 2025, Mr. Rabb was terminated from the Company without severance effective as of August 1, 2025.
Kate Suhadolnik
Ms. Suhadolnik served as interim Chief Financial Officer from August 1, 2025 until her appointment to Chief Financial Officer effective as of January 1, 2026. In connection with her appointment to Chief Financial Officer, her salary was increased to $360,000 and is currently $380,000. In 2025, Ms. Suhadolnik was eligible to receive an annual target bonus of up to 25% of her base salary and, in fiscal 2026, is eligible to receive an annual target bonus of up to 75% of her base salary, subject to achievement of performance goals established by the Board or the compensation committee and continued employment through the date of payment. Ms. Suhadolnik is also eligible to receive an annual cash and stock performance bonus. Ms. Suhadolnik’s salary and bonus may be adjusted at the discretion of the compensation committee. Ms. Suhadolnik’s employment is on an “at will basis.”
Jigish Trivedi
Jigish Trivedi served as our Chief Operating Officer and principal operating officer from August 18, 2025 until February 20, 2026. The Company and Mr. Trivedi entered into an employment agreement on August 12, 2025 with a commencement date of August 18, 2025, pursuant to which the Company agreed to provide Mr. Trivedi with the following compensation for his service as Chief Operating Officer: (i) an initial annual base salary of $375,000; (ii) an annual target bonus of up to 75% of his base salary, which annual bonus earned with respect to 2025 will be prorated based on the number of days Mr. Trivedi is employed by the Company during calendar year 2025; (iii) a reimbursement of up to $50,000 in travel costs incurred in accordance with the Company’s Travel and Expense Policy during the first 6 months of employment and for reasonable relocation costs after the first 6 months of employment; and (iv) 275,000 RSUs under the 2021 Equity Incentive Plan (the “RSUs”). The RSUs will vest 25% on the first anniversary of the date of grant and thereafter in equal amounts on a quarterly basis over the three-year period starting with the first anniversary of the date of grant.
Under Mr. Trivedi’s employment agreement, upon a termination of Mr. Trivedi’s employment by the Company without “cause” (as such term is defined in his employment agreement), Mr. Trivedi will receive: (i) 100% of his then-current base salary, payable in substantially equal installments over the six-month period following his termination; and (ii) accelerated vesting of any portion of the RSUs that would have vested during the twelve-month period following the date of termination, had Mr. Trivedi remained employed through such date.

Outstanding Equity Awards at Fiscal 2025 Year-End
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2025. Market value of shares that have not vested is based on our closing trading price of $1.88 per share on December 31, 2025.

	Option Awards						Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)
Eric Dresselhuys	—	(1)	—	—	—	—	—	—
Kelly F. Goodman	3/13/2023	(2)	—	—	—	—	3,822	7,185
	9/5/2023	(5)	—	—	—	—	1,607	3,021
	2/15/2024	(2)	—	—	—	—	8,750	16,450
	2/10/2025	(3)	—	—	—	—	6,250	11,750
	4/13/2025	(2)	—	—	—	—	25,385	47,724
Anthony Rabb	—	(4)	—	—	—	—	—	—
Kate Suhadolnik	3/13/2023	(2)	—	—	—	—	1,002	1,884
	2/15/2024	(2)	—	—	—	—	2,564	4,820
	4/13/2025	(2)	—	—	—	—	12,630	23,744
Jigish Trivedi	8/20/2025	(6)	—	—	—	—	275,000	517,000
_____________________
(1)Mr. Dresselhuys served as our Chief Executive Officer until February 14, 2025. With respect to Mr. Dresselhuys, unvested and outstanding time-based equity awards scheduled to vest within six months of his resignation were accelerated and any remaining unvested and outstanding time-based equity awards were forfeited.
(2)Beginning on May 20th following the Grant Date, one-sixteenth (1/16) of the total shares vest each quarter, subject to the holder’s continuous service through each vesting date.
(3)Beginning on February 20th following the Grant Date, one-sixteenth (1/16) of the total shares vest each quarter, subject to the holder’s continuous service through each vesting date.
(4)Mr. Rabb was terminated from his position as Chief Financial Officer, effective as of August 1, 2025. With respect to Mr. Rabb, unvested and outstanding time-based equity awards were forfeited as of his termination.
(5) Beginning on November 20th following the Grant Date, one-sixteenth (1/16) of the total shares vest each quarter, subject to the holder’s continuous service through each vesting date.
(6) Mr. Trivedi served as our Chief Operating Officer until March 31, 2026. With respect to Mr. Trivedi, unvested and outstanding time-based equity awards were forfeited as of his resignation.
Role of Compensation Consultant
The compensation committee expects to engage outside consultants every two to three years. Since 2021, the compensation committee has directly retained the services of Pearl Meyer, an independent national executive compensation consulting firm, to assist it in fulfilling its duties and responsibilities. Pearl Meyer does not provide services to the Company or its management outside of the services provided to the compensation committee unless directed by the compensation committee.
The consultants were asked to review and analyze comparisons of senior executive compensation and benefits and director compensation utilizing independent surveys and their own database of compensation information. The consultants provided conclusions regarding the salary and benefit levels of senior management and the board of directors. The compensation committee has assessed the independence of Pearl Meyer, as required under NYSE rules. The compensation committee has also considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to the compensation consultant described above. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Pearl Meyer.

Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2025. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))(2)
Equity compensation plans approved by security holders
2014 Equity Incentive Plan	62,224	(1)	$5.83	—	(3)
2021 Equity Incentive Plan	852,822	(4)	$13.17	838,602	(5)
2021 Employee Stock Purchase Plan	—		$—	239,176	(6)
Equity compensation plans not approved by security holders	—		$—	—
Total	915,046		$—	1,077,778
(1) Consists of options to purchase a total of 62,224 shares of our common stock under the 2014 Plan.
(2) The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock subject to outstanding restricted stock units, which have no exercise price.
(3) As a result of the business combination in 2021, we no longer grant awards under the 2014 Plan. All outstanding options issued pursuant to the 2014 Plan continue to be governed by their existing terms. To the extent such awards are forfeited or lapse unexercised or are repurchased, the shares of our common stock subject to such awards will become available for issuance under the 2021 Plan.
(4) Consists of (i) options to purchase a total of 66,634 shares of our common stock under the 2021 Plan, and (ii) 786,188 shares of our common stock that are subject to outstanding RSUs under the 2021 Plan. Excludes purchase rights currently accruing under the 2021 Employee Stock Purchase Plan, or ESPP.
(5) Our 2021 Plan provides that on the first day of each fiscal year, the number of shares of our common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 1,017,333 shares, (ii) 5% of the outstanding shares of all classes of our common stock as of the last day of our immediately preceding fiscal year, or (iii) such other amount as our board of directors may determine. On January 1, 2026, the number of shares of our common stock available for issuance under our 2021 Plan increased by 1,017,333 shares pursuant to these provisions. This increase is not reflected in the table above.
(6) Our ESPP provides that on the first day of each fiscal year, the number of shares of our common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 204,000 shares, (ii) 1% of the outstanding shares of all classes of our common stock as of the last day of our immediately preceding fiscal year, or (iii) such other amount as our board of directors may determine. On January 1, 2026. the number of shares of our common stock available for issuance under our ESPP increased by 204,000 pursuant to these provisions. This increase is not reflected in the table above.

Pay Versus Performance
In accordance with rules adopted by the SEC pursuant to Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and Item 402(v) of Regulation S-K, and as a “smaller reporting company” as defined by Regulation S-K, we provide the following disclosure regarding executive compensation and the Company’s performance for the fiscal years listed below. The compensation committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the fiscal years shown.
The following table sets forth the compensation for Kelly Goodman, our principal executive officer (“PEO”) from February 13, 2025 through the end of 2025, Eric Dresselhuys, our PEO for 2024 through February 13, 2025, and the average compensation for our named executive officers other than our PEO (“non-PEO NEOs”) for fiscal years 2025 and 2024 (each, a “Covered Year”), both as reported in the Summary Compensation Table and with certain adjustments to reflect the “compensation actually paid” to such individuals, as calculated in accordance with rules adopted by the SEC in August 2022. “Compensation actually paid” does not reflect amounts actually realized by our PEO and Non-PEO NEOs and may be higher or lower than amounts, if any, that are actually realized by such individuals. The table below also provides information for each Covered Year regarding our cumulative total shareholder return (“TSR”) and our net loss.

Fiscal Year	Summary Compensation Table Total for PEO Eric Dresselhuys ($)	Compensation Actually Paid to PEO Eric Dresselhuys ($)(1)(2)	Summary Compensation Table Total for PEO Kelly Goodman ($)	Compensation Actually Paid to PEO Kelly Goodman ($)(1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)(4)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)(4)	Value of Initial Fixed $100 Investment Based on TSR ($)(5)	Net Loss ($ in millions)(6)
2025	749,688	(32,967)	883,203	708,846	488,672	375,228	1.24	63.44
2024	1,073,653	(794,437)	—	—	1,172,414	509,547	3.89	86.22
(1) Compensation actually paid does not mean that our PEO was actually paid those amounts in the listed year, but this is a dollar amount derived from the starting point of summary compensation table total compensation under the methodology prescribed under the SEC’s rules, as shown in the adjustment table below.

PEO Eric Dresselhuys
Fiscal Year	2024	2025
Summary Compensation Table Total for PEO ($)	1,073,653	749,688
Minus Grant Date Fair Value of Equity Awards in Summary Compensation Table ($)	(544,716)	—
Plus Year End Fair Value of Equity Awards Granted During Year That are Outstanding and Unvested at Fiscal Year End ($)	198,350	—
Plus Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	(1,282,500)	—
Plus Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	66,314	—
Plus Change in Fair Value between the End of the Prior Year and the Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year ($)	(305,538)	(45,698)
Minus Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	—	(736,957)
Compensation Actually Paid to PEO ($)	(794,437)	(32,967)

PEO Kelly Goodman
Fiscal Year	2024	2025
Summary Compensation Table Total for PEO ($)	—	883,203
Minus Grant Date Fair Value of Equity Awards in Summary Compensation Table ($)	—	(142,770)
Plus Year End Fair Value of Equity Awards Granted During Year That are Outstanding and Unvested at Fiscal Year End ($)	—	59,474
Plus Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	—	(56,716)
Plus Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	—	32,288
Plus Change in Fair Value between the End of the Prior Year and the Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year ($)	—	(66,633)
Minus Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	—	—
Compensation Actually Paid to PEO ($)	—	708,846

Non-PEO NEO
Fiscal Year	2024	2025
Summary Compensation Table Total for Non-PEO NEO ($)	1,172,414	488,672
Minus Grant Date Fair Value of Equity Awards in Summary Compensation Table ($)	(549,900)	(196,689)
Plus Year End Fair Value of Equity Awards Granted During Year That are Outstanding and Unvested at Fiscal Year End ($)	175,165	180,248
Plus Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	(262,492)	(4,755)
Plus Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	58,571	5,558
Plus Change in Fair Value between the End of the Prior Year and the Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year ($)	(84,211)	(13,859)
Minus Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	—	(83,947)
Compensation Actually Paid to Non-PEO NEOs ($)	509,547	375,228
(2) For purposes of the adjustments to determine “compensation actually paid”, we computed the fair value of stock option awards and Restricted Stock Units in accordance with FASB ASC Topic 718 as of the end of the relevant fiscal year, other than fair values of equity awards that vested in the Covered Year, which are valued as of the applicable vesting.
(3) This figure is the average of the summary compensation table total compensation for the non-PEO NEOs in each listed year. The names of the non-PEO NEOs for each Covered Year are Anthony Rabb in 2024, and Anthony Rabb, Jigish Trivedi, and Kate Suhadolnik in 2025.
(4) This figure is the average of compensation actually paid for the non-PEO NEOs in each Covered Year. Compensation actually paid does not mean that these NEOs were actually paid those amounts in the listed year, but this is a dollar amount derived from the starting point of summary compensation table total compensation under the methodology prescribed under the SEC's rules, as shown in the adjustment table below.
(5) TSR is calculated by assuming that a $100 investment was made at the close of trading on December 31, 2023 and reinvesting all dividends until the last day of each reported fiscal year.
(6) The dollar amounts reported are the Company's net loss reflected in the Company’s audited financial statements.
Analysis of the Information Presented in the Pay Versus Performance Table
Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Company TSR

The following chart illustrates the relationship between compensation actually paid (“CA”) to our PEOs and to our non-PEO NEOs for the covered years and our cumulative TSR.

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Loss
The following chart sets forth the relationship between CA to our PEOs and to our non-PEO NEOs for the covered years and our net loss.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our common stock as of March 31, 2026 by:
•each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•each of our named executive officers;
•each of our directors; and
•all of our executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated, to our knowledge, the persons or entities identified in the table have sole voting power and sole investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 27,922,991 shares of our common stock outstanding as of March 31, 2026. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2026 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of March 31, 2026, to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address for each person or entity listed in the table is c/o ESS Tech, Inc., 26440 SW Parkway Ave, Bldg. 83, Wilsonville, Oregon 97070.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
Greater than 5% Stockholders:
SB Energy Global Holdings One Ltd.(1)	2,396,980	8.6%
Entities affiliated with Honeywell International Inc.(2)	2,277,939	8.2%
Alyeska Investment Group, L.P.(3)	1,400,000	5.0%

Named Executive Officers, Directors and Director Nominees:
Drew Buckley(4)	85,000	*
Eric Dresselhuys(5)	49,008	*
Raffi Garabedian(6)	24,110	*
Kelly F. Goodman(7)	55,854	*
Rich Hossfeld(8)	833	*
Michael R. Niggli(9)	139,570	*
Sandeep Nijhawan(10)	2,024	*
Harry Quarls(11)	33,717	*
Anthony Rabb(12)	16,643	*
Kate Suhadolnik(13)	30,372	*
Kyle Teamey(14)	11,714	*
Jigish Trivedi(15)	—	*
Alexi Wellman (16)	11,860	*
All current directors and executive officers as a group (10 persons) (17)	395,054	1.4%
___________________________
*Represents less than 1%.
(1)Based on the Schedule 13D/A filed by SB Energy Global Holdings One Ltd. (“Holdings One”) on March 3, 2025. Consists of 2,396,980 shares. The securities are held directly by Holdings One, a wholly owned subsidiary of SB Energy Global Holdings Limited (“Holdings Limited”), which is a wholly owned subsidiary of SoftBank Group Capital Ltd (“SBGC”), which is a wholly owned subsidiary of SoftBank Group Corp. (“Softbank”). Each of Holdings Limited, SBGC and SoftBank may be deemed to indirectly beneficially own the shares of common stock directly beneficially owned by Holdings One. Each of Holdings Limited, SBGC and SoftBank disclaim beneficial ownership of all such shares of common stock, except to the extent of their respective pecuniary interest. The address for SB Energy Global Holdings One Ltd. is 69 Grosvenor Street, London, W1K 3JP, United Kingdom. The address of SoftBank is 1-7-1 Kaigan, Minato-ku, Tokyo 105-7537 Japan.
(2)Based on the Schedule 13G filed by Honeywell International Inc. (“Honeywell”) on September 25, 2023. Consists of (i) 1,099,450 shares owned by Honeywell ACS Ventures LLC, a wholly owned subsidiary of Honeywell (“Honeywell Ventures”), (ii) a warrant held by Honeywell Ventures to purchase 708,775 shares, which warrant is exercisable within 60 days of August 31, 2025, (iii) a warrant held by Honeywell Ventures to purchase 51,717 shares, which warrant is exercisable within 60 days of August 31, 2025, and (iv) a warrant held by UOP LLC, a wholly owned subsidiary of Honeywell (“UOP”), to purchase 775,760 shares, which warrant is exercisable within 60 days of August 31, 2025. The address for each of Honeywell, Honeywell Ventures and UOP is 855 S. Mint Street, Charlotte, NC 28202.
(3)Based on the Schedule 13G filed by Alyeska Investment Group, L.P. on February 17, 2026. Consists of 1,400,000 shares aggregately owned by Alyeska Investment Group, L.P., Alyeska Fund GP, LLC, and Anand Parekh (collectively “Alyeska”). The Alyeska entities share voting and dispositive power over the shares. The address for Alyeska is 77 West Wacker Drive, 7th Floor, Chicago, IL 60601.
(4)Consists of (i) 35,000 shares and (ii) options to purchase 50,000 shares exercisable within 60 days of March 31, 2026.
(5)Consists of 49,008 shares. Based on Mr. Dresselhuys’ Form 4, filed on November 18, 2024, excluding any unvested awards that were forfeited in connection with Mr. Dresselhuys’ separation from the Company. Mr. Dresselhuys separated from the Company as Chief Executive Officer and resigned as a member of our board of directors on February 13, 2025. His last day as an employee of the Company was February 14, 2025.
(6)Consists of (i) 14,303 shares and (ii) options to purchase 9,807 shares exercisable within 60 days of March 31, 2026.
(7)Consists of (i) 32,943 shares, (ii) options to purchase 8,593 shares exercisable within 60 days of March 31, 2026, and (iii) 14,318 RSUs vesting within 60 days of March 31, 2026.
(8)Consists of 833 shares.
(9)Consists of (i) 63,799 shares held by Mr. Niggli, (ii) 15,160 shares held by the Michael R. Niggli Family Trust to which Mr. Niggli is the trustee, (iii) 5,681 shares held by the Chloe D Niggli 2021 Gift Trust to which Mr. Niggli is the trustee, (iv) 5,681 shares held by the Ian M Niggli 2021 Gift Trust to which Mr. Niggli is the trustee, (v) 5,681 shares held by the Lorelei A Niggli 2021 Gift Trust to which Mr. Niggli is the trustee, (vi) 5,681 shares held by the Michael R Jr Niggli 2021 Gift Trust to which Mr. Niggli is the trustee, and (vii) 21,666 shares held by the Linda Naviaux Niggli Trust to which Linda Naviaux Niggli is the trustee who is the spouse of Mr. Niggli, (viii) 5,407 shares held by the John Naviaux Gift Trust to which Ms. Niggli is the trustee, (ix) 5,407 shares held by the James Naviaux Gift Trust to which Ms. Niggli is the trustee, and (x) 5,407 shares held by the Laura C Sturr Gift Trust to which Ms. Niggli is the trustee.
(10)Consists of 2,024 shares.
(11)Consists of (i) 25,487 shares and (ii) options to purchase 8,230 shares exercisable within 60 days of March 31, 2026.
(12)Consists of 16,643 shares. Based on Mr. Rabb’s Form 4, filed on May 22, 2025, excluding any unvested awards that were forfeited in connection with Mr. Rabb’s termination from his position as Chief Financial Officer effective as of August 1, 2025, and Mr. Rabb’s Form 144 filed on August 29, 2025.
(13)Consists of 11,336 shares, (ii) options to purchase 8,593 shares exercisable within 60 days of March 31, 2026, and (iii) 10,443 RSUs vesting within 60 days of March 31, 2026.
(14)Consists of 11,714 shares.
(15)With respect to Mr. Trivedi, unvested and outstanding time-based equity awards scheduled to vest during the twelve-month period following the date of termination were accelerated and any remaining unvested and outstanding time-based equity awards were forfeited. Mr. Trivedi resigned from his position as Chief Operating Officer on February 20, 2026. His last day as an employee of the Company was March 31, 2026.
(16)Consists of 11,860 shares.
(17)Consists of (i) 285,070 shares beneficially owned by our executive officers and directors, (ii) 85,223 shares subject to options exercisable within 60 days of March 31, 2026, and (iii) 24,761 RSUs vesting within 60 days of March 31, 2026.

RELATED PERSON TRANSACTIONS
Other than equity and other compensation, termination, change in control and other arrangements, which are described in the section entitled “Executive Compensation”, the following is a description of each transaction since January 1, 2024, and each currently proposed transaction, to which we were a party, in which:
•the amount involved exceeded or exceeds the lesser of $120,000 or 1% of the average of our total assets as of the end of the last two completed fiscal years; and
•any of our directors (including director nominees), executive officers, or beneficial holders of more than 5% of any class of our voting securities, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
Registration Rights Agreement
We are party to a registration rights agreement with certain stockholders, including SBE, pursuant to which, among other things, such stockholders were granted certain customary registration rights, demand rights and piggyback rights with respect to their respective shares of our common stock.
Stockholders’ Agreement
Pursuant to the Stockholders’ Agreement dated May 6, 2021 between Legacy ESS, SBE and BEV, each of SBE and BEV is entitled to designate a member of our board of directors until it beneficially owns less than five percent of our issued and outstanding voting stock. Rich Hossfeld currently serves as the designee of SBE.
Commercial Agreements
SBE Framework Agreement
In April 2021, Legacy ESS entered into a non-binding framework agreement, dated as of March 31, 2021, or the Framework Agreement, with an affiliate of SBE, which established a framework for the ongoing relationship between ESS and SBE with respect to identifying opportunities to deploy energy storage products to be supplied by ESS. Rich Hossfeld, a member of our board of directors, is affiliated with SBE. The Framework Agreement included terms providing for the deployment of 2 GWhs of energy storage starting in 2022 through 2026. At current forecasted prices and volumes, the Framework Agreement totals more than $300 million in revenue opportunities for ESS. As ESS and SBE finalize projects and deliveries into a rolling forecast, ESS will reserve production capacity to deliver these projects. To date, no orders have been placed under the Framework Agreement. SBE is under no obligation to place any firm orders with us and any future orders may be subject to future pricing or other commercial or technical negotiations, which we may not be able to satisfy, resulting in a diminished potential value of this relationship to us.
Honeywell Agreements
On September 21, 2023, we entered into the Purchase Agreement with Honeywell Ventures, an affiliate of Honeywell, a related party. Pursuant to the Purchase Agreement, Honeywell invested $27.5 million in the Company, and we issued 1,099,450 shares of common stock and a warrant to issue up to 708,775 shares of common stock to Honeywell Ventures. Pursuant to the Purchase Agreement and also as further consideration for the licensing by UOP, an affiliate of Honeywell, of certain intellectual property to the company, we issued a warrant to issue up to 417,997 shares of common stock to UOP. The Investment Warrant has an exercise price of $28.35, and the IP Warrant has an exercise price of $43.50. Each warrant will expire on September 21, 2028.
On September 21, 2023, we and UOP also entered into the Supply Agreement, pursuant to which UOP may purchase equipment supplied by us. Pursuant to the Supply Agreement, we agreed to issue additional warrants to purchase common stock to UOP, consisting of (i) an initial performance warrant to issue up to 51,717 shares of common stock, issued on September 21, 2023 in exchange for a prepayment of equipment by UOP in the amount of $15 million, and (ii) additional performance warrants (not to exceed an aggregate value of $15 million based on target purchase amounts of up to $300 million by 2030) to be issued on an annual basis for the five-year period beginning in 2026, based on UOP’s purchase of additional equipment after execution of the Supply Agreement. The initial Performance Warrant has an exercise price of $21.75 and the additional Performance Warrants will have an exercise price equal to the volume-weighted average price of our common stock for the last fifteen (15) trading days of the relevant calendar year for which such Performance Warrant is being issued. The initial Performance Warrant will expire on September 21, 2028 and each additional Performance Warrant will have a five-year term from its respective date of issuance.
As of December 31, 2025, we had a recorded non-refundable deposit on equipment received from Honeywell of $5.5 million in deferred revenue, with $0.2 million in current deferred revenue and $5.3 million in non-current deferred revenue, and an asset of $0.6 million for the value of the Performance Warrant issued to Honeywell within other non-current assets on the consolidated balance sheets. The value of the Performance Warrant is recognized as an offset to revenue in the period in which revenue is earned. During the year ended December 31, 2025, we recorded revenue of $2.5 million from Honeywell for the sale and start up of energy storage systems and reimbursable expenses. As of December 31, 2024, we had recorded a non-refundable deposit on equipment received from Honeywell of $14.4 million in deferred revenue, with $14.4 million in non-current deferred revenue, and an asset of $0.7 million for the value of the initial Performance Warrant issued to Honeywell within other non-current assets on the consolidated balance sheets.
Sale and Leaseback Agreement
On July 10, 2025, the Company entered into a Sale and Leaseback Agreement with UOP, pursuant to which UOP has agreed to purchase the stack assembly line 1 used to build power module stacks for the Company’s products, including the Energy Base, for a purchase price of $10.5 million (comprised of $4.0 million in cash and $6.5 million applied to certain pre-payments from UOP), and to lease such equipment back to the Company. The lease term is for seven years unless terminated early. During the lease term, the monthly lease payment from the Company to UOP is $186 thousand, pro-rated for any partial month at a daily lease rate of $6 thousand.
Bridge Financing
On July 10, 2025, the Company issued the Promissory Notes to certain directors and members of management and the Investor in the aggregate principal amount of $0.9 million. Each Promissory Note was repaid in full with an exit fee of 15% on or before the maturity date of July 24, 2025. In connection with the Promissory Notes, the Company issued to the noteholders the Warrants exercisable for an aggregate of up to 129,312 shares of common stock at an exercise price of $3.48 per share, payable in cash or, under certain circumstances, pursuant to net exercise. The exercise period will commence on the earlier of July 10, 2026 and the date on which the Company’s stockholders approve the issuance of the Warrant Shares issuable upon exercise of the Warrants. The Warrants will be exercisable for three years following the date they are first exercisable. The Company has the obligation to enter into a registration rights agreement with the holders of the Warrants providing for customary demand registration rights for the shares issuable upon exercise of the Warrants.
Production Tax Credits
On July 10, 2025, the Company entered into a Tax Credit Transfer Agreement with SE Global Holdings, LLC (“SEGH”), an affiliate of SBE, for a production tax credit transaction for approximately $800 thousand, of which $775 thousand is reimbursable to SEGH in the event SEGH does not exercise the option to purchase certain tax credits by October 31, 2025.
Indemnification Agreements
We have entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in the certificate of incorporation, as amended, and our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of ESS’ directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at ESS’ request.
The limitation of liability and indemnification provisions in the certificate of incorporation, as amended, and our amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit ESS and its stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Employment Agreements
The stepson of Michael Niggli, our Founding Chairman and Director, James Naviaux, was employed by the Company in a non-executive officer position from March 2019 to November 2025 and earned total compensation in excess of $120,000 during fiscal year 2024. During fiscal year 2024, he received total cash compensation, including base salary and other cash compensation of $203,003 and RSU grants valued at $60,780. He received equity awards and participation in our general employee benefit plans on the same general terms and conditions as applicable to employees in similar positions. His compensation was established by the Company in accordance with its compensation practices applicable to employees with comparable qualifications and responsibilities and holding similar positions and without the involvement of Mr. Niggli. His employment commenced prior to our adoption of the Related Person Transactions Policy described below, however, the employment was approved by our audit committee once the committee became aware of such employment. He did not reside in Mr. Niggli’s household while an employee of the Company.
Related Person Transactions Policy
We have adopted a written Related Person Transactions Policy that sets forth the policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which ESS or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.
A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of ESS’ voting securities (including common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.
Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of ESS’ voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our board of directors) for review. To identify related person transactions in advance, we will rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:
•the risks, costs, and benefits to ESS;
•the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•the terms of the transaction;
•the availability of other sources for comparable services or products; and
•the terms available to or from, as the case may be, unrelated third parties.
Our audit committee will approve only those transactions that it determines are fair to us and in ESS’ best interests. All of the transactions described above were entered into prior to the adoption of, or approved in accordance with, such policy.

OTHER MATTERS
Stockholder Proposals or Director Nominations for 2027 Annual Meeting
If a stockholder would like us to consider including a proposal in our proxy statement for our 2027 annual meeting pursuant to Rule 14a-8 of the Exchange Act, then the proposal must be received by our corporate secretary at our principal executive offices on or before December 16, 2026. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
ESS Tech, Inc.
Attention: Corporate Secretary
26440 SW Parkway Ave, Bldg. 83
Wilsonville, Oregon 97070
Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal or nominate a director at an annual meeting, but do not seek to include the proposal or director nominee in our proxy statement. In order to be properly brought before our 2027 annual meeting, the stockholder must provide timely written notice to our corporate secretary, at our principal executive offices, and any such proposal or nomination must constitute a proper matter for stockholder action. The written notice must contain the information specified in our amended and restated bylaws. To be timely, a stockholder’s written notice must be received by our corporate secretary at our principal executive offices:
•no earlier than 8:00 a.m., Pacific time, on January 29, 2027; and
•no later than 5:00 p.m., Pacific time, on February 28, 2027.
In the event that we hold our 2027 annual meeting more or less than 25 days after the one-year anniversary of this year’s annual meeting, then such written notice must be received by our corporate secretary at our principal executive offices:
•no earlier than 8:00 a.m., Pacific time, on the 120th day prior to the day of our 2027 annual meeting; and
•no later than 5:00 p.m., Pacific time, on the later of the 90th day prior to the day of our 2027 annual meeting or, if the first public announcement of the date of our 2027 annual meeting is less than 100 days prior to the date of such meeting, the 10th day following the day on which public announcement of the date of the annual meeting is first made by us.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, then we are not required to present the proposal for a vote at such annual meeting.
In addition to satisfying the foregoing requirements under our amended and restated bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19 under the Exchange Act no later than March 30, 2027.
Availability of Bylaws
A copy of our amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons who own more than 10% of our common stock, file reports of ownership and changes in ownership with the SEC. Based on our review of such filings and written representations from certain reporting persons that no Form 5 is required, we believe that during the fiscal year ended December 31, 2025, all directors, executive officers and greater than 10% stockholders complied with all

Section 16(a) filing requirements applicable to them, except that, as a result of company administrative error the following filings were inadvertently filed later than the time prescribed by the SEC:
•The Form 4 filing for Kelly F. Goodman relating to the acquisition of RSUs dated April 4, 2025;
•The Form 4 filing for Anthony Rabb relating to the acquisition of RSUs dated April 15, 2025;
•The Form 4 filing for Kate Suhadolnik relating to the acquisition of RSUs dated August 29, 2025;
•The Form 4 filing for Jigish Trivedi relating to the acquisition of RSUs dated September 5, 2025; and
•The Form 3 filing for Drew Buckley in connection with his appointment as Chief Executive Officer and becoming subject to Section 16 effective as of January 1, 2026.
2025 Annual Report
Our financial statements for our fiscal year ended December 31, 2025 are included in our annual report, which we will make available to stockholders at the same time as this proxy statement. Our proxy materials and our annual report are posted on our website at https://investors.essinc.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report, free of charge, by sending a written request to ESS Tech, Inc., 26440 SW Parkway Ave, Bldg. 83, Wilsonville, Oregon 97070, Attention: Investor Relations.
Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.
* * *
The board of directors does not know of any other matters to be presented at the annual meeting. If any additional matters are properly presented at the annual meeting, the persons named in the proxy will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares be represented at the annual meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.
THE BOARD OF DIRECTORS
Wilsonville, Oregon
April 15, 2026

ESS INC

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 28, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/GWH2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 28, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V90097-P50542

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ESS TECH, INC.

The Board of Directors recommends you vote FOR ALL the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Sandeep Nijhawan
02) Harry Quarls

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors recommends you vote every 1 YEAR on the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. Conduct an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

NOTE: In their discretion, proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
If no direction is made, this proxy will be voted "FOR ALL" on Proposal 1, "FOR" on Proposals 2 and 3 and every "1 YEAR" on Proposal 4.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement, Notice of Annual Meeting, Form of Proxy and Annual Report are available at www.proxyvote.com.

V90098-P50542

ESS TECH, INC.
Annual Meeting of Stockholders
May 29, 2026 8:00 AM, Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Drew Buckley, Kelly F. Goodman and Kate Suhadolnik, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ESS TECH, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on May 29, 2026 at 8:00 AM, Pacific Time, at www.virtualshareholdermeeting.com/GWH2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side